As Filed Pursuant to Rule 424(b)(3)
                                             Registration No.: 333-82399
Prospectus Supplement
(To Prospectus Dated July 28, 1999)

                                  $350,000,000

                             CONEXANT SYSTEMS, INC.
              4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE MAY 1, 2006
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

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         This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes Due May 1, 2006 and shares of our common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated July 28, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

         The information appearing in the table below, as of the date hereof, supplements and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                         PRINCIPAL
                                         AMOUNT OF
                                           NOTES                       COMMON
                                        BENEFICIALLY   PERCENTAGE   STOCK OWNED   COMMON STOCK
                                         OWNED AND      OF NOTES    PRIOR TO THE    OFFERED
NAME                                   OFFERED HEREBY  OUTSTANDING    OFFERING       HEREBY
-------------------------------------  --------------  -----------  ------------  ------------
Van Kampen Harbor Fund...............    $ 5,485,000       1.6%        237,466       165,598

Van Kampen Convertible Securities
Fund.................................    $ 1,065,000         *          46,107        30,522

Any other holder of notes or future
transferee from any such holder......    $13,787,000       3.9%        597,012       597,012

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* less than 1%

         The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes being offered hereby or otherwise held by the selling securityholder are convertible. The number of shares of common stock offered hereby is based on a conversion price of $23.098 per share of common stock (adjusted to reflect the 2-for-1 split of the common stock in the form of a stock dividend effected on October 29, 1999) and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $23.098 per share (adjusted to reflect the 2-for-1 split of the common stock in the form of a stock dividend effected on October 29, 1999).

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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             The date of this prospectus supplement is April 3, 2000